Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
February 5, 2014		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2013 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses for year 2013 of $4.586 billion, or $9.67 per Common share, compared to $6.40 per Common share for 2012.

•	Fourth quarter 2013 after-tax adjusted operating income for the Financial Services Businesses of $1.048 billion, or $2.20 per Common share, compared to $1.76 per Common share in the year-ago quarter.

Financial Services Businesses Fourth Quarter Highlights

•	Pre-tax adjusted operating income up $385 million or 36% from year-ago quarter.

•	Record-high earnings in Prudential Retirement, reflecting contribution to results from two significant pension risk transfer transactions that closed in late 2012.

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U.S. Individual Life and Group Insurance earnings up $128 million, reflecting contribution from in force business acquired from The Hartford in January 2013 and improved group insurance claims experience.

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Retirement account values reach record-high $322.9 billion at year end, for an 11% increase from a year earlier; gross deposits and sales for the quarter of $9.9 billion; net additions $1.4 billion, reflecting positive net flows in Institutional Investment Products and Full Service.

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Asset Management institutional and retail net flows, excluding money market, total $6.8 billion, marking the 20th consecutive quarter of positive net flows; segment assets under management $869.9 billion at year end, up 5% from a year earlier.

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Individual Annuity account values surpass $150 billion milestone, reaching $154.1 billion at year end, a 14% increase from a year earlier; gross sales for the quarter of $2.4 billion, net sales $322 million.

•	U.S. Individual Life annualized new business premiums $166 million, compared to $144 million a year ago.

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International Insurance constant dollar basis annualized new business premiums from captive distribution of $500 million, compared to $483 million a year ago; total annualized new business premiums of $742 million for current quarter.

•	Significant items included in current quarter adjusted operating income:

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Pre-tax net benefit of $108 million in Individual Annuities, including release of reserves for guaranteed death and income benefits and reduced amortization of deferred policy acquisition and other costs reflecting market performance.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

•	Pre-tax charges of $101 million in International Insurance, including $78 million in Life Planner operations and $23 million in the Gibraltar Life operation, for reserve refinements and related items.

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Pre-tax charge of $11 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

During the year-ago quarter, several of our U.S. businesses incurred costs for items such as business process improvements, fund start-up costs, and reserves for costs associated with certain client contracts, which were estimated to be in excess of a baseline level relative to business volume. These items had an estimated negative impact of approximately $100 million on fourth quarter 2012 pre-tax adjusted operating income including $17 million in the Individual Annuities segment, $16 million in the Retirement segment,
$49 million in the Asset Management segment, and $18 million in the Group Insurance segment. In addition, an update of the effective tax rate applicable to adjusted operating income in the fourth quarter of 2012 based on full year results contributed approximately 7 cents per Common share to year-ago quarter results.

•	Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2013 of $713 million, or $1.55 per Common share.

•	Fourth quarter 2013 net loss of Financial Services Businesses attributable to Prudential Financial, Inc. of $427 million, or 94 cents per Common share.

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The current quarter net loss includes pre-tax losses of $1.2 billion from net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

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•	Other financial highlights:

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Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, book value per Common share excluding total accumulated other comprehensive income amounted to $59.99 at December 31, 2013, an increase of $1.91 from a year earlier after payment of four quarterly Common Stock dividends totaling $1.73 per share.

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GAAP book value for Financial Services Businesses, $33.9 billion or $72.30 per Common share at December 31, 2013, compared to $37.0 billion or $79.04 per Common share a year earlier. Book value per Common share excluding total accumulated other comprehensive income, $53.98 at December 31, 2013 compared to $57.70 a year earlier.

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Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $15.8 billion at December 31, 2013 compared to $18.6 billion a year earlier; gross unrealized losses of $4.0 billion at December 31, 2013, compared to $2.1 billion a year earlier.

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During the fourth quarter, the Company acquired 2.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $85.35 per share under the June 2013 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2013 through June 30, 2014. From the commencement of share repurchases in July 2011 through December 31, 2013, the Company has acquired 41.3 million shares of its Common Stock under its share repurchase authorizations at a total cost of $2.4 billion, for an average price of $58.11 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $4.586 billion ($9.67 per Common share) for the year ended December 31, 2013, compared to $3.019 billion ($6.40 per Common share) for 2012. The net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. was $713 million ($1.55 per Common share) for 2013, compared to net income of $479 million ($1.05 per Common share) for 2012. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2013, after-tax adjusted operating income for the Financial Services Businesses amounted to
$1.048 billion ($2.20 per Common share) compared to $831 million ($1.76 per Common share) for the fourth quarter of 2012. The net loss for the Financial

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Services Businesses attributable to Prudential Financial, Inc. for the fourth quarter of 2013 amounted to $427 million (94 cents per Common share) compared to a net loss of $185 million (42 cents per Common share) for the fourth quarter of 2012.

The Company acquired The Hartford’s individual life insurance business through a reinsurance transaction on January 2, 2013. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

Results for the fourth quarter of 2013 and earlier periods presented reflect the implementation of a discretionary change in accounting principle related to the Company’s accrual of performance-based incentive fee revenue in its Asset Management operations, as discussed under “Change in Accounting Principle” later in this release.

“We are pleased to report strong operating results for the fourth quarter and the year, driven by solid underlying performance across our businesses. Our earnings per share for the year, based on after-tax adjusted operating income of the Financial Services Businesses, represent a 20% compound growth rate over the past three years, and return on equity exceeded the top end of our targeted range. These achievements reflect sustained organic growth coupled with the successful integration of the Star and Edison businesses in International Insurance, the landmark pension risk transfer transactions we completed in late 2012, and the contribution of the individual life insurance business we acquired from The Hartford in early 2013. The alignment of our skill sets with market opportunities in serving protection and retirement needs, the talent of our people, and our track record of successful execution, bolster our confidence in our long-term prospects,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $996 million for the fourth quarter of 2013, compared to $714 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $492 million in the current quarter, compared to
$304 million in the year-ago quarter. Current quarter results include a benefit of $108 million and results for the year ago quarter include a benefit of $57 million, in each case reflecting an updated estimate of profitability for this business driven largely by market performance in relation to our assumptions. In addition, results for the year-ago quarter included a charge of $9 million for impairment of certain capitalized software costs based on a review of recoverability. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $128 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values. Current quarter results also benefited from lower expenses, reflecting the inclusion in the year-ago quarter of approximately $17 million of costs that were estimated to be above a baseline level in relation to business volume, for items such as business process improvements.

The Retirement segment reported adjusted operating income of $295 million for the current quarter, compared to $225 million in the year-ago quarter. Results for the year-ago quarter included income of $78 million from a recovery, under a settlement, of prior losses attributed to certain client investment funds managed by a third party. Excluding this item, adjusted operating income of the Retirement segment increased $148 million from the year-ago quarter, reflecting a $112 million greater net contribution from investment results including about $55 million of returns on non-coupon investments that we estimate to be above average expectations. The remainder of

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the increase in Retirement segment adjusted operating income reflected higher fees associated with growth in account values and a greater contribution from case experience on group annuity and similar contracts.

The Asset Management segment reported adjusted operating income of $209 million for the current quarter, compared to
$185 million in the year-ago quarter. Current quarter results benefited from higher asset management fees reflecting growth in assets under management and from lower associated expenses, reflecting the inclusion in the year-ago quarter of approximately $49 million of costs that were estimated to be above a baseline level in relation to business volume for items including fund start-up costs, reserves for costs associated with certain client contracts, and business process improvements. These benefits were partly offset by less favorable results from other segment operations, including a $32 million lower contribution to results from the segment’s incentive, transaction, strategic investing and commercial mortgage activities.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $215 million for the fourth quarter of 2013, compared to $87 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $157 million for the current quarter, compared to
$99 million in the year-ago quarter. Current quarter results reflect absorption of $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business, while results for the year-ago quarter included a charge of $15 million, primarily representing transaction costs, related to that acquisition. Excluding these items, adjusted operating income increased $51 million from the year-ago quarter, with the increase driven by the contribution from the acquired in force business. Segment results for both the current quarter, inclusive of the acquired in force business, and the year-ago quarter benefited from claims experience more favorable than our average expectations, with a contribution of approximately $30 million to current quarter results inclusive of reserve refinements.

The Group Insurance segment reported adjusted operating income of $58 million in the current quarter, compared to a loss of $12 million in the year-ago quarter. Results for the year-ago quarter included a charge of $20 million to increase legal reserves. Excluding this charge, adjusted operating income increased $50 million from the year-ago quarter. This increase came primarily from improved group life and group disability claims experience in the current quarter.

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The International Insurance segment reported adjusted operating income of $647 million for the fourth quarter of 2013, unchanged from $647 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $303 million for the current quarter, compared to $332 million in the year-ago quarter. Current quarter results include a charge of $78 million to strengthen reserves, primarily for certain policies associated with a previously acquired block of business. Excluding this charge, adjusted operating income increased $49 million from the year-ago quarter. This increase reflected continued business growth and a favorable impact of $11 million in comparison to the year-ago quarter from foreign currency exchange rates, including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $344 million for the current quarter, compared to $315 million in the year-ago quarter. Current quarter results include a charge of $23 million from refinement of reserves and related items primarily associated with a policy administrative system update. Results for the current quarter also reflect absorption of $11 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter included charges of approximately $10 million for integration costs relating to the acquisition. Excluding these items, adjusted operating income increased $53 million from the year-ago quarter. This increase came primarily from a greater contribution from investment results, and from lower expenses in the current quarter including additional cost savings resulting from business integration synergies. Current quarter results also benefited $10 million in comparison to the year-ago quarter from foreign currency exchange rates, including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $397 million in the fourth quarter of 2013, compared to a loss of $372 million in the year-ago quarter. Results for the year-ago quarter included a charge of $54 million to increase recorded liabilities for certain employee benefits, reflecting the completion of a review, and a charge of $15 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding these items, the loss from Corporate and Other operations increased $94 million from the year-ago quarter, primarily reflecting higher expenses.

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Assets under management amounted to $1.107 trillion at December 31, 2013, compared to $1.060 trillion at December 31, 2012.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $427 million for the fourth quarter of 2013, compared to a net loss of $185 million in the year-ago quarter.

The current quarter net loss includes $2.360 billion of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax losses of $1.204 billion representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. The current quarter net loss also includes pre-tax losses of $193 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $342 million from net decreases in market value of derivatives used in other risk management activities including asset and liability duration management. General investment portfolio activities resulted in pre-tax losses of $573 million, primarily driven by changes in interest rates subsequent to the acquisition of securities that were sold during the current quarter. Net realized investment losses also reflect losses from impairments and sales of credit-impaired investments amounting to $48 million.

At December 31, 2013, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.972 billion, including $3.749 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.146 billion at December 31, 2012. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $15.776 billion at December 31, 2013, compared to $18.606 billion at December 31, 2012.

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The net loss for the current quarter reflects pre-tax increases of $23 million in recorded asset values and $28 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also reflects pre-tax income of $41 million from divested businesses, primarily relating to the Company’s former real estate and relocation business.

The net loss of the Financial Services Businesses for the year-ago quarter included $1.698 billion of pre-tax net realized investment losses and related charges and adjustments, primarily driven by net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $46 million for the fourth quarter of 2013, compared to a loss of $33 million for the year-ago quarter.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $33 million for the fourth quarter of 2013, compared to a net loss of $18 million for the year-ago quarter.

For the year ended December 31, 2013, the Closed Block Business reported income from continuing operations before income taxes of $62 million, compared to $64 million for 2012. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $46 million for 2013, compared to $41 million for 2012.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $460 million for the fourth quarter of 2013 compared to a net loss of $203 million for the year-ago quarter, and reported a net loss attributable to Prudential Financial, Inc. of $667 million for 2013 compared to net income of $520 million for 2012.

Change in Accounting Principle

During the fourth quarter of 2013, with retrospective application for earlier periods, the Company adopted a discretionary change in accounting principle related to the accrual of performance-based incentive fee revenue in its Asset Management operations. Under the revised accounting principle, incentive fee revenue is recorded when the contractual terms of the fee arrangement have been satisfied such that the fee is no longer subject to clawback or contingency. Under the prior method, incentive fee revenue was recorded as if the contracts containing the fee arrangements were terminated as of the applicable balance sheet date. For the year ended December 31, 2012, the retrospective application of the revised accounting principle resulted in increases of $60 million and $51 million to pre-tax adjusted operating income and net income of the Financial Services Businesses attributable to Prudential Financial, Inc. respectively; had no impact on results of the Closed Block Business; and resulted in an increase of $51 million to net income attributable to Prudential Financial, Inc. on a consolidated basis. For the fourth quarter of 2012, the retrospective application of the revised accounting principle resulted in an increase of $34 million to pre-tax adjusted operating income of the Financial Services Businesses, and a decrease of $29 million to the net loss of the Financial Services Businesses attributable to Prudential Financial, Inc.; had no impact on results of the Closed Block Business; and resulted in a decrease of $29 million to the net loss attributable to Prudential Financial, Inc. on a consolidated basis. As a result

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of the retrospective application of the revised accounting principle, attributed equity both including and excluding accumulated other comprehensive income as of December 31, 2012 for the Financial Services Businesses were reduced by $72 million, for a reduction of 15 cents per Common share to attributed equity including accumulated other comprehensive income and 16 cents per Common share to attributed equity excluding accumulated other comprehensive income.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of

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business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment

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gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 6, 2014 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 21. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 6, through February 13, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 314076.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of December 31, 2013, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,257	$41,145	$23,115	$62,083
Policy charges and fee income	1,445	1,183	5,614	4,597
Net investment income	2,935	2,713	11,530	10,370
Asset management fees, commissions and other income	1,341	1,110	5,022	4,053

Total revenues	10,978	46,151	45,281	81,103

Benefits and expenses:
Insurance and annuity benefits	5,387	40,783	23,310	60,900
Interest credited to policyholders’ account balances	921	944	3,702	3,804
Interest expense	306	313	1,260	1,243
Other expenses	2,903	3,035	10,640	11,129

Total benefits and expenses	9,517	45,075	38,912	77,076

Adjusted operating income before income taxes	1,461	1,076	6,369	4,027
Income taxes, applicable to adjusted operating income	413	245	1,783	1,008

Financial Services Businesses after-tax adjusted operating income (1)	1,048	831	4,586	3,019

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2,360)	(1,698)	(8,149)	(2,809)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	23	108	(250)	610
Change in experience-rated contractholder liabilities due to asset value changes	(28)	(94)	227	(540)
Divested businesses	41	49	29	(615)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	27	16	28	(29)

Total reconciling items, before income taxes	(2,297)	(1,619)	(8,115)	(3,383)
Income taxes, not applicable to adjusted operating income	(853)	(614)	(2,857)	(816)

Total reconciling items, after income taxes	(1,444)	(1,005)	(5,258)	(2,567)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(396)	(174)	(672)	452
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(27)	(14)	(48)	10

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(423)	(188)	(720)	462
Earnings attributable to noncontrolling interests	32	21	107	50

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(391)	(167)	(613)	512
Income (loss) from discontinued operations, net of taxes	(4)	3	7	17

Net income (loss) of Financial Services Businesses	(395)	(164)	(606)	529
Less: Income attributable to noncontrolling interests	32	21	107	50

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(427)	$(185)	$(713)	$479

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Earnings per share of Common Stock (diluted) (2) (3) (4):

Financial Services Businesses after-tax adjusted operating income	$2.20	$1.76	$9.67	$6.40
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(5.01)	(3.61)	(17.28)	(5.94)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.05	0.23	(0.53)	1.29
Change in experience-rated contractholder liabilities due to asset value changes	(0.06)	(0.20)	0.48	(1.14)
Divested businesses	0.09	0.10	0.06	(1.30)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	—	0.07	0.05

Total reconciling items, before income taxes	(4.92)	(3.48)	(17.20)	(7.04)
Income taxes, not applicable to adjusted operating income	(1.79)	(1.30)	(5.96)	(1.65)

Total reconciling items, after income taxes	(3.13)	(2.18)	(11.24)	(5.39)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(0.93)	(0.42)	(1.57)	1.01
Income (loss) from discontinued operations, net of taxes	(0.01)	—	0.02	0.04

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(0.94)	$(0.42)	$(1.55)	$1.05

Weighted average number of outstanding Common shares (basic)	461.5	462.6	463.1	465.6

Weighted average number of outstanding Common shares (diluted)	471.2	469.9	471.7	473.2

Direct equity adjustment for earnings per share calculation (2)	$(5)	$—	$2	$20
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$17	$17
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$9	$7	$43	$29
Income from continuing operations (after-tax) of Financial Services Businesses	$2	$7	$8	$7
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$33,885	$37,006
Per share of Common Stock - diluted	72.30	79.04
Attributed equity excluding accumulated other comprehensive income	$25,299	$27,016
Per share of Common Stock - diluted	53.98	57.70
Number of diluted shares at end of period	468.7	468.2

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$492	$304	$2,085	$1,039
Retirement	295	225	1,039	638
Asset Management	209	185	723	584

Total U.S. Retirement Solutions and Investment Management Division	996	714	3,847	2,261

Individual Life	157	99	583	384
Group Insurance	58	(12)	157	16

Total U.S. Individual Life and Group Insurance Division	215	87	740	400

International Insurance	647	647	3,152	2,704

Total International Insurance Division	647	647	3,152	2,704

Corporate and Other operations	(397)	(372)	(1,370)	(1,338)

Financial Services Businesses adjusted operating income before income taxes	1,461	1,076	6,369	4,027

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2,360)	(1,698)	(8,149)	(2,809)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	23	108	(250)	610
Change in experience-rated contractholder liabilities due to asset value changes	(28)	(94)	227	(540)
Divested businesses	41	49	29	(615)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	27	16	28	(29)

Total reconciling items, before income taxes	(2,297)	(1,619)	(8,115)	(3,383)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(836)	$(543)	$(1,746)	$644

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,432	$3,789	$11,513	$20,032

Net sales	$322	$1,976	$3,786	$13,226

Total account value at end of period	$154,140	$135,342

Retirement Segment:
Full Service:
Deposits and sales	$5,846	$3,903	$20,677	$16,390

Net additions (withdrawals)	$60	$(483)	$1,966	$(2,833)

Total account value at end of period	$173,502	$148,405

Institutional Investment Products:
Gross additions	$4,055	$39,192	$17,294	$55,005

Net additions	$1,372	$36,606	$7,343	$46,510

Total account value at end of period	$149,402	$141,435

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$341.7	$313.7
Retail customers	170.7	138.7
General account	357.5	374.6

Total Investment Management and Advisory Services	$869.9	$827.0

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.8	$20.8	$57.1	$58.8

Net additions, other than money market	$5.3	$8.4	$19.4	$17.2

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$9.8	$10.1	$40.2	$37.0

Net additions, other than money market	$1.5	$3.4	$4.4	$12.8

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (5):
Variable life	$13	$8	$38	$20
Universal life	109	90	497	218
Term life	44	46	196	174

Total	$166	$144	$731	$412

Group Insurance Annualized New Business Premiums (5):
Group life	$44	$51	$240	$304
Group disability	8	7	73	135

Total	$52	$58	$313	$439

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$683	$1,097	$2,884	$4,078

Constant exchange rate basis	$742	$1,061	$3,118	$3,956

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Closed Block Business Data:
Income Statement Data:
Revenues	$1,458	$1,600	$6,036	$6,257
Benefits and expenses	1,504	1,633	5,974	6,193

Income (loss) from continuing operations before income taxes	(46)	(33)	62	64

Income taxes	(13)	(15)	16	21

Closed Block Business income (loss) from continuing operations	(33)	(18)	46	43
Income (loss) from discontinued operations, net of taxes	—	—	—	(2)

Closed Block Business net income (loss)	(33)	(18)	46	41
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(33)	$(18)	$46	$41
Direct equity adjustment for earnings per share calculation (2)	5	—	(2)	(20)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(28)	$(18)	$44	$21
Income (loss) from continuing operations per share of Class B Stock	$(14.00)	$(9.00)	$22.00	$11.50
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	—	—	—	(1.00)

Net income (loss) per share of Class B Stock	$(14.00)	$(9.00)	$22.00	$10.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,393	$1,497
Per Share of Class B Stock	696.50	748.50
Attributed equity excluding accumulated other comprehensive income	$1,298	$1,273
Per Share of Class B Stock	649.00	636.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$9,939	$45,936	$41,461	$84,847
Benefits and expenses	10,821	46,512	43,145	84,139

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(882)	(576)	(1,684)	708
Income tax expense (benefit)	(453)	(384)	(1,058)	213

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(429)	(192)	(626)	495
Equity in earnings of operating joint ventures, net of taxes	5	7	59	60

Income (loss) from continuing operations	(424)	(185)	(567)	555
Income (loss) from discontinued operations, net of taxes	(4)	3	7	15

Consolidated net income (loss)	(428)	(182)	(560)	570
Less: Income attributable to noncontrolling interests	32	21	107	50

Net income (loss) attributable to Prudential Financial, Inc.	$(460)	$(203)	$(667)	$520

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$(427)	$(185)	$(713)	$479
Closed Block Business	(33)	(18)	46	41

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$(460)	$(203)	$(667)	$520

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$731.8	$709.2
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$869.9	$827.0
Non-proprietary assets under management	195.9	196.8

Total managed by U.S. Retirement Solutions and Investment Management Division	1,065.8	1,023.8
Managed by U.S. Individual Life and Group Insurance Division	22.3	16.4
Managed by International Insurance Division	19.0	20.1

Total assets under management	1,107.1	1,060.3
Client assets under administration	116.6	69.2

Total assets under management and administration	$1,223.7	$1,129.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended December 31, 2012 and 2013 as well as for the twelve months ended December 31, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the twelve months ended December 31, 2012, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the twelve months ended December 31, 2012, for GAAP measures is 468.1 million.

(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 82 per U.S. dollar and Korean won 1150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.